Exhibit 10.22

July 2, 2015

Mr. Joel Jung

BioNano Genomics

9640 Towne Centre Drive Suite 100

San Diego, CA 92121

RE:	Lease Amendment — BioNano Genomics, Inc.

9640 Towne Centre Drive, Suite 100

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

Dear Joel:

Enclosed for your records is a fully-executed Second Amendment to Lease for the above-referenced premises.

Should you have any questions regarding the day-to-day operations of the building or services available at Eastgate, please call your property manager, Lisa Miller, at (858) 412-8800.

IRVINE EASTGATE OFFICE I LLC is pleased you selected Eastgate for your continued office needs. We look forward to continuing a mutually beneficial business relationship with BioNano Genomics, Inc. in the future.

Sincerely,

/s/ Scott Diggs

Scott Diggs

Lic. 01368593

Senior Leasing Director

Irvine Realty Company

As agent for Landlord

:sic

c: Lisa Miller, Property Manager

Enclosures

4365 Executive Drive, Suite 100, San Diego, CA 92121 858.658.7740

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of July 1, 2015, by and between IRVINE EASTGATE OFFICE I LLC a Delaware limited liability company (“Landlord”) and BIONANO GENOMICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated January 16, 2012, which lease has been previously amended by a First Amendment to Lease dated September 10, 2013 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 16,607 rentable square feet (the “Original Premises”) described as Suite No. 100 on the 1st floor of the building located at 9640 Towne Centre Drive, San Diego, California (the “Building”).

B.

Tenant has requested that additional space containing approximately 16,521 rentable square feet described as Suite No. 100 on the 15t floor of the building located at 9540 Towne Centre Drive, San Diego, California (the “9540 Building”) as shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on June 30, 2017 (“Prior Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.

Term. The Term for the Expansion Space shall commence (“Expansion Effective Date”) on the earlier of (a) the date the Expansion Space is deemed ready for occupancy pursuant to Section I.B below, or (b) the date Tenant commences its business activities within the Expansion Space, and shall expire upon the Extended Expiration Date (hereinafter defined). The Expansion Effective Date is estimated to be January 1, 2016 (“Estimated Expansion Effective Date”). Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Expansion Effective Date Memorandum”) the actual Expansion Effective Date; should Tenant fail to execute and return the Expansion Effective Date Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Expansion Effective Date as set forth in the Expansion Effective Date Memorandum shall be conclusive. Effective as of the Expansion Effective Date, the Premises, as defined in the Lease, shall be increased from 16,607 rentable square feet to 33,128 rentable square feet by the addition of the Expansion Space.

B.

Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Expansion Space to Tenant on or before the Estimated Expansion Effective Date set forth in Section 1.A above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for the Expansion Space and the Expansion Effective Date shall not occur until Landlord delivers possession of the Expansion Space and the Expansion Space is in fact ready for occupancy as defined below, except that if Landlord’s failure to so deliver possession is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter attached to this Amendment), then the Expansion Space shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to deliver the Expansion Space to Tenant but for Tenant’s delay(s). Subject to the foregoing, the Expansion Space shall be deemed ready for occupancy if and when Landlord, to the extent applicable, (a) has put into operation all building services essential for the use of the Expansion Space by Tenant, (b) has provided reasonable access to the Expansion Space for Tenant so that it may be used without unnecessary interference, (c) has substantially completed all the work required to be done by Landlord in this Amendment, and (d) has obtained requisite governmental approvals to Tenant’s occupancy.

II.

Extension. The Term of the Lease is hereby extended and shall expire on December 31, 2020 (“Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (“Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

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III.	Basic Rent.

A.	Original Premises From and After Extension Date. As of the Extension Date, the schedule of Basic Rent payable with respect to the Original Premises during the Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
7/1/17-12/31/17	$1.99	$33,048.00
1/1/18-12/31/18	$2.08	$34,543.00
1/1/19-12/31/19	$2.17	$36,037.00
1/1/20-12/31/20	$2.27	$37,698.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

B.

Expansion Space From Expansion Effective Date Through Extended Expiration Date. As of the Expansion Effective Date, the schedule of Basic Rent payable with respect to the Expansion Space for the balance of the original Term and the Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/17-12/31/16	$1.90	$31,390.00
1/1/17-12/31/17	$1.99	$32,877.00
1/1/18-12/31/18	$2.08	$34,364.00
1/1/19-12/31/19	$2.17	$35,851.00
1/1/20-12/31/20	$2.27	$37,503.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Estimated Expansion Effective Date. If the Expansion Effective Date is other than the Estimated Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Basic Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in the Expansion Effective Date Memorandum. However, the effective date of any increases or decreases in the Basic Rent rate shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above.

IV.	Project Costs and Property Taxes.

A.

Original Premises for the Extended Term. Tenant shall be obligated to pay Tenant’s Share of Project Costs and Property Taxes accruing in connection with the Original Premises in accordance with the terms of the Lease through the Extended Term.

B.

Expansion Space From Expansion Effective Date Through Extended Expiration Date. Tenant shall be obligated to pay Tenant’s Share of Project Costs and Property Taxes accruing in connection with the Expansion Space in accordance with the terms of the Lease through the Extended Term. The Floor Area of the 9540 Building is 63,412 rentable square feet.

V.

Additional Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver a letter of credit in the sum of $150,000.00 (the “Letter of Credit”) to Landlord, which Letter of Credit shall be in form and with the substance of Exhibit D attached hereto. The Letter of Credit shall be issued by a financial institution reasonably acceptable to Landlord which may be Square 1 Bank. The Letter of Credit, or any substitute Letter of Credit, shall provide for automatic yearly renewals throughout the Term of the Lease and shall have an outside expiration date that is not earlier than thirty (30) days after the expiration of the Lease Term. In the event the Letter of Credit is not continuously renewed through the period set forth above, or upon any breach under the Lease by Tenant, including specifically Tenant’s failure to pay Rent or to abide by its obligations under Sections 7.1 and 15.2 of the Lease, Landlord shall be entitled to draw upon said Letter of Credit by the issuance of Landlord’s sole written demand to the issuing financial institution. Any such draw shall be without waiver of any rights Landlord may have under the Lease or at law or in equity as a result of any Default of the Lease by Tenant. Landlord shall authorize reductions to the Letter of Credit in the amount of $50,000.00 each on January 1, 2018 and January 1, 2020; provided that any such reduction shall be conditioned upon (i) Tenant not having been in Default under the Lease at any time beyond applicable notice and cure periods, (ii) a written request for such reduction having been submitted to Landlord not earlier than thirty (30) days prior to the applicable reduction date and (iii) Tenant providing evidence to Landlord of 3 continuous quarters of profitability. Notwithstanding the foregoing, Tenant shall have the right to replace said Letter of Credit with a cash security deposit at any time during the Term. In the event that Tenant closes a new financing of at least $30 million and provides Landlord evidence of such funding, Landlord shall

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release the Letter of Credit upon written request by Tenant and Tenant shall provide an additional cash Security Deposit equal to $52,214.00. In such event, the cash Security Deposit under the Lease shall be increased from $30,507.00 to $82,721.00.

VI.	Improvements to Expansion Space.

A.

Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Expansion Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

C.

Good Working Order. Landlord warrants to Tenant that, as of the Expansion Effective Date, the windows and seals, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and all plumbing, mechanical and electrical systems serving the 9540 Building and the Expansion Space (collectively, the “Building Systems”), and the roof and structural components of the 9540 Building, shall be in good operating condition without any material deferred maintenance and that the 9540 Building and the Expansion Space, and all portions thereof, will be in compliance with current building codes and all other applicable Federal, State and local laws, including but not limited to the Americans with Disabilities Act (“ADA”), as of the Expansion Effective Date. Notwithstanding the foregoing, Landlord’s warranty in the preceding sentence does not include any of the supplemental HVAC units on the roof of the 9540 Building that service the Expansion Space. Provided that Tenant shall notify Landlord that the Building Systems are not in good operating condition within 30 days following the Expansion Effective Date, then Landlord shall, except as otherwise provided in the Lease, promptly after receipt of such notice from Tenant setting forth the nature and extent of such noncompliance, rectify same at Landlord’s sole cost and expense and not as part of the Operating Expenses described in Exhibit B of the Lease.

VII.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.

Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” (i) effective as of the Expansion Effective Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, an additional 66 unreserved parking passes for the Expansion Space free of charge through the Extended Expiration Date and (ii) 60 unreserved parking passes for the Original Premises free of charge during the Extended Term. Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time.

B.	Right To Extend. Section 1 of Exhibit G of the Lease shall apply to the Expansion Space.

C.

Project Description. The “Project Description” as defined in Item 2 of the Basic Lease Provisions of the Lease shall mean “Eastgate” and Exhibit C of this Amendment shall be substituted for Exhibit Y of the Lease.

D.

Roof Rights. Tenant shall have the right to maintain and operate within an area designated by Landlord on the roof of the Building (the “Licensed Area”), during the Term of the Lease, a wireless communication link between the Building and the 9540 Building (the “Wireless System”) up to twenty-four (24) inches in diameter (of which the height, appearance and installation procedures must be approved in writing by Landlord) in accordance with and subject to the following terms. Landlord may impose a reasonable architectural review fee in connection with its approval of the Wireless System, and Tenant shall pay same promptly following demand. There shall be no license fee for the Licensed Area through the Extended Term. Tenant shall utilize a contractor acceptable to Landlord to install the Wireless System, which contractor shall comply with Landlord’s construction rules for the Building, including without limitation Landlord’s standard insurance requirements. Landlord reserves the right upon reasonable notice to Tenant to require either (a) the relocation of all equipment installed by Tenant to another location on the roof of the Building, or (b) the removal of any or all of such equipment should Landlord determine that its presence may result in damage to the Building and that Tenant has not made satisfactory arrangements to protect Landlord therefrom. Tenant shall use the Licensed Area only for the operation and maintenance of the Wireless System and the necessary mechanical and electrical equipment to service the Wireless System. The right to utilize the Wireless System and Licensed Area shall be limited solely to Tenant, and in no event may Tenant assign or sublicense such right (except in connection with a Permitted Transfer of the Lease as described in Section 9.1(e) of the Lease). Tenant shall not use or permit any other person to use the Licensed Area for any improper use or for any operation which would constitute a nuisance, and

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Tenant shall at all times conform to and cause all persons using any part of the Licensed Area to comply with all public laws, ordinances and regulations from time to time applicable thereto and to all operations thereon. Tenant shall require its employees, when using the Licensed Area, to stay within the immediate confines thereof. In the event a cable television system is operating in the area, Tenant shall at all times conduct its operations so as to ensure that the cable television system shall not be subject to harmful interference as a result of such operations by Tenant. Upon notification from Landlord of any such interference, Tenant agrees to immediately take the necessary steps to correct such situation, and Tenant’s failure to do so shall be deemed a Default under the terms of the Lease. During the Lease Term, Tenant shall comply with any standards promulgated by applicable governmental authorities or otherwise reasonably established by Landlord regarding the generation of electromagnetic fields. Should Landlord determine in good faith at any time that the Wireless System poses a health or safety hazard to occupants of the Building, Landlord may require Tenant to remove the Wireless System or make other arrangements satisfactory to Landlord. Any claim or liability resulting from the use of the Wireless System shall be subject to Tenant’s indemnification obligation as set forth in Section 10.3 of the Lease. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Wireless System and all other equipment installed by it and shall restore the Licensed Area to its original condition. Tenant understands and agrees that should it fail to install the Wireless System within six (6) months following the Expansion Effective Date, then Tenant’s right to install same thereafter shall be null and void.

E.

SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VIII.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.

Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.

Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.

Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.

Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.

Certified Access Specialist. As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

G.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.

Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Hughes Marino (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b)

6/23/15 – Lease 231816, Amendment 241926 1.3

the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

I.

Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

J.

Nondisclosure of Terms. Except to the extent disclosure is required by law or to its respective financial, legal, space planning consultants and prospective subtenants or assignees, Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

[SIGNATURES ARE ON FOLLOWING PAGE]

6/23/15 – Lease 231816, Amendment 241926 1.3

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

IRVINE EASTGATE OFFICE I LLC		BIONANO GENOMICS, INC.
a Delaware limited liability company		a Delaware corporation

By:	/s/ Steven M. Case	By /s/ Joel R. Jung
Steven M. Case,
	Executive Vice President Office Properties	Printed Name Joel R. Jung
Title CFO

By:	/s/ Michael T. Bennett	By /s/ R. Erik Holmlin
	Michael T. Bennett,	Printed Name R. Erik Holmlin Title CEO
Senior Vice President Operations Office Properties

6/23/15 – Lease 231816, Amendment 241926 1.3

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

Exhibit A

6/23/15 – Lease 231816, Amendment 241926 1.3

EXHIBIT B

WORK LETTER

As used in this Work Letter, the “Premises” shall be deemed to mean the Original Premises and the Expansion Space, as defined in the attached Amendment.

The Tenant Improvement work (herein “Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to Working Drawings and Specifications approved by both Landlord and Tenant. All of the Tenant Improvement work shall be performed by a contractor engaged by Landlord and selected on the basis of competitive bids submitted by 3 general contractors, one of which shall consist of Pacific Building Group; provided that Landlord shall choose either (1) the lowest qualified bidder or (2) the general contractor recommended by Tenant even if not the lowest qualified bidder but with endorsement by Tenant and reasonable approval by Landlord taking into account final costs, schedule and previous relevant experience (the “Contractor Criteria”). The Tenant Improvements shall be undertaken in accordance with the procedures and requirements set forth below and the Tenant Improvements with respect to the Expansion Space shall comply with the American with Disabilities Act. Landlord shall use commercially reasonable efforts to obtain 12 month warranties on any new Tenant Improvements.

I.	ARCHITECTURAL AND CONSTRUCTION PROCEDURES

A.

Landlord shall engage McFarlane Architects to prepare a detailed space plan for the Premises which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”). Not later than thirty (30) days after the full execution and delivery of this Amendment (“Plan Approval Date”), Tenant shall approve the Preliminary Plan by signing copies of the appropriate instrument and delivering same to Landlord for Landlord’s review and approval. Landlord shall provide an estimate, prepared by the contractor engaged by Landlord for the work herein pursuant to the competitive bidding process described above (“Landlord’s Contractor”), of the cost for which Landlord will complete or cause to be completed the Tenant Improvements (“Preliminary Cost Estimate”).

B.

On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord’s Architect all specifications and information requested by Landlord (provided that Landlord must request any specific information it desires at least three (3) business days prior to the Plan Approval Date) for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, “Programming Information”). Tenant’s failure to provide the Programming Information by the Plan Approval Date shall constitute a Tenant Delay for purposes of this Lease. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

C.

Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord’s Architect and engineers shall prepare and deliver to the parties working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s Contractor shall prepare a final construction cost estimate (“Final Cost Estimate”) for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have 3 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate and/or items that are inconsistent with the Preliminary Plan or Preliminary Cost Estimate; provided that in no event shall Tenant have the right to request changes or additions to the Working Drawings and Specifications for the purpose of utilizing any unused portion of the Landlord Contribution. In no event shall Tenant disapprove the Final Cost Estimate if it does not exceed the approved Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord (provided that any revision requested by Tenant that is consistent with the Preliminary Plan and Preliminary Cost Estimate shall be accepted by Landlord) shall be incorporated by Landlord’s Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within 3 business days of receipt without further revision. Tenant’s failure to comply in a timely manner with any of the requirements of this paragraph shall constitute a Tenant Delay.

D.	It is understood that the Preliminary Plan and the Working Drawings and Specifications,

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1

together with any Changes thereto, shall be subject to the prior approval of Landlord. Landlord shall identify any disapproved items within 3 business days (or 2 business days in the case of Changes) after receipt of the applicable document. In lieu of disapproving an item, Landlord may approve same on the condition that Tenant pay to Landlord, prior to the start of construction and in addition to all sums otherwise due hereunder, an amount equal to the cost, as reasonably estimated by Landlord, of removing and replacing the item upon the expiration or termination of the Lease. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the “Landlord Contribution” as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord. Notwithstanding the foregoing, in the event the Tenant Improvement work triggers a retrofit of the Common Area restrooms on the first floor of the 9540 Building by the City of San Diego, Landlord, at its sole cost, shall perform such retrofit in accordance with Building standard materials.

E.

Landlord shall submit the Preliminary Plan to competitive bid as provided above. Each bidding contractor shall use the electrical, mechanical, plumbing and fire/life safety engineers and subcontractors designated by Landlord. Drywall and ceiling subcontractors shall be union contractors. The lowest responsible bidder shall be selected as Landlord’s general contractor, or general contractor recommended by Tenant even if not the lowest qualified bidder but with endorsement of Tenant and reasonable approval by Landlord taking into account the Contractor Criteria, and the bid amount shall be deemed the “Final Cost Estimate” for purposes hereof.

F.

In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order as soon within three (3) business days thereafter any increase in the Completion Cost and/or any Tenant Delay such Change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt from Landlord. Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any resulting increase in the Completion Cost except to the extent of any unutilized portion of the Landlord Contribution. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order.

G.

Notwithstanding any provision in the Lease to the contrary, if Tenant (a) fails to comply with any of the time periods specified in this Work Letter, (b) fails otherwise to approve or reasonably disapprove any submittal within 3 business days, (c) fails to approve in writing the Preliminary Ran by the Plan Approval Date, (d) fails to provide all of the Programming Information timely requested by Landlord by the Plan Approval Date, (e) fails to approve, or respond to, in writing the Working Drawings and Specifications within the time provided herein, (f) requests any Changes, (g) fails to make timely payment of any sum due hereunder, (h) furnishes inaccurate or erroneous specifications or other information, or (i) otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses to the extent the same cause the Completion Cost to exceed the Landlord Contribution, and the Expansion Effective Date shall be deemed to have occurred for all purposes, including Tenant’s obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays (provided, however, that in no event shall the Expansion Effective Date be deemed to have occurred prior to the Estimated Expansion Effective Date). Should Landlord determine that the Expansion Effective Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within 5 business days thereafter, of Tenant’s election to contest same by binding arbitration with the American Arbitration Association under its Arbitration Rules for the Real Estate Industry, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Expansion Effective Date set forth in the aforesaid notice from Landlord. Notwithstanding anything to the contrary, no act, omission or circumstance under clause (d) above shall constitute a Tenant Delay unless and until Tenant fails to cure such act, omission or circumstance within one (1) business day from the date that Landlord notifies Tenant in writing that such act, omission, or circumstance is delaying Landlord’s construction of the Tenant Improvements and will constitute a Tenant Delay unless cured by Tenant within such one (1) business day time period.

H.

Landlord shall permit Tenant and its agents to enter the Expansion Space four (4) weeks prior to the Expansion Effective Date of the Lease in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors (including without limitation installation of cabling and FF&E), subject to Landlord’s prior written approval, and in a manner and upon terms and conditions

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2

and at times reasonably satisfactory to Landlord’s representative; provided, however, that the period during which Tenant is permitted to enter the Premises pursuant to the terms of this Subsection H shall in no event be less than the four (4) week period preceding the Expansion Effective Date. The foregoing license to enter the Expansion Space prior to the Expansion Effective Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences business activities within the Expansion Space. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Expansion Space extend the Expansion Effective Date.

I.

It is understood that all or a portion of the Tenant Improvements shall be done during Tenant’s occupancy of the Original Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result. Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in the Original Premises in order for Landlord to complete the work in the Original Premises and that no rental abatement shall result while the Tenant Improvements are completed in the Original Premises.

J.

Tenant hereby designates Chris Breitbarth, Telephone No. (858) 888-7635, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

II.	COST OF TENANT IMPROVEMENTS

A.

Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of $1,050,244.50.00 (“Landlord Contribution”), based on $50.00 per rentable square foot of the Expansion Space and $13.50 per rentable square foot of the Original Premises but which the actual portion of Landlord Contribution allocated to improvements in each of the Expansion Space and Original Premises shall be at Tenant’s discretion with Landlord’s reasonable approval, and Tenant shall be fully responsible for the remainder (“Tenant Contribution”). Tenant shall have the right to apply a portion of the Landlord Contribution equal to $13.50 per rentable square foot based on the Original Premises towards the cost of the HVAC upgrade underway at Original Premises as of June 11, 2015 even if those improvements are started or completed prior to the full execution of the Amendment. If there is (i) any portion of the Landlord Contribution based on the $50.00 per rentable square foot of the Expansion Space that remains unspent on Tenant Improvements in the Expansion Space after December 31, 2016 and (ii) any portion of the Landlord Contribution based on the $13.50 per rentable square foot of the Original Premises that remains unspent on Tenant Improvements in the Original Premises after December 31, 2017 (“Use By Date”), such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work.

B.

The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work (including without limitation preparation of the Preliminary Plan and Working Drawings and Specifications), (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work (excluding any furniture, fixtures and equipment relating to the Premises), and (iv) keying and signage costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of 2.5% of all such direct costs. Subject to the Use By Date, in the event any portion of the Landlord Contribution remains unspent after completion of all Landlord Work pursuant to this Work Letter, and Tenant applies those remaining funds to improvements in the Original Premises at a future date, there shall be no

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administrative/supervision fee paid out of those funds to Landlord so long as such improvements cost $25,000 or less in the aggregate and require less than 3 trades.

C.

Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord 50% of the amount of the Tenant Contribution set forth in the approved Final Cost Estimate; and 50% upon substantial completion of the Tenant Improvements (provided, however, that to the extent the actual Completion Cost ultimately amounts to less than the approved Final Cost Estimate, then the final installment(s) of the Tenant Contribution shall be reduced accordingly). In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of Changes requested by Tenant and not reflected on the approved Working Drawings and Specifications, or because of Tenant Delays, then except to the extent of any unused portion of the Landlord Contribution, Tenant shall pay to Landlord, within 10 days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease.

III.	DISPUTE RESOLUTION

A.	All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be resolved by the parties in good faith.

B.

If any claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter cannot be resolved in good faith, the claim or dispute shall be decided by the JAMS/ENDISPUTE (“JAMS”), or its successor, with such arbitration to be held in San Diego County, California, unless the parties mutually agree otherwise. Within 10 business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within 5 business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. If less than 2 arbitrators are timely vetoed, JAMS shall select a single arbitrator from the non-vetoed arbitrators originally designated by JAMS, who shall hear and decide the matter. Any arbitration pursuant to this section shall be decided within 30 days of submission to JAMS. The decision of the arbitrator shall be final and binding on the parties. All costs associated with the arbitration shall be awarded to the prevailing party as determined by the arbitrator.

C.

Notice of the demand for arbitration by either party to the Work Letter shall be filed in writing with the other party to the Work Letter and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to this Work Letter shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Work Letter unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

D.

The agreement herein among the parties to arbitrate shall be specifically enforceable under prevailing law. The agreement to arbitrate hereunder shall apply only to disputes arising out of, or relating to, this Work Letter, and shall not apply to other matters of dispute under the Lease except as may be expressly provided in the Lease.

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EXHIBIT C

Protect Description

EASTGATE

Site Plan

Exhibit Y

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